Exhibit 10.9

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), effective as of May 16, 2011, attaches to and forms part of the Employment Agreement dated as of September 30, 2010 (the “Agreement”), between Aon Corporation, a Delaware corporation (the “Company”) and Kristi Savacool (the “Executive”).

WHEREAS, the Company and the Executive mutually desire to amend the Agreement as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.                                       Section 1(a), “Employment Term; Title”, is hereby deleted in its entirety and replaced with the following, effective May 16, 2011:

(a)                                  Employment Term; Title.  The Company, through its business unit, Aon Hewitt, or such other name as the business unit or subsidiary may have from time to time (“Aon Hewitt”), will employ the Executive as its Co-Chief Executive Officer or in a comparable senior executive capacity as determined by the Chief Executive Officer of Aon Corporation (the “CEO”), for the remainder of the term (the “Term of Employment”) that originally began on September 30, 2010 and will end on the fifth anniversary thereof, unless renewed pursuant to Section 3 hereof, or terminated during the Term of Employment as fully set forth in Section 3.   For purposes of this Agreement, a “comparable senior executive capacity” means a level 1A position with the Company, further subject to the terms of Section 2(b) below.

Section 1(b), “Responsibilities”, is hereby deleted in its entirety and replaced with the following, effective May 16, 2011:

(b)                                  Responsibilities.   The Executive will report to the CEO. It will not be a breach of this Agreement if the Executive’s position is changed, so long as: (i) through December 31, 2013, the Executive continues in a level 1A position with the Company that is a line role reporting to the CEO; and, (ii) after January 1, 2014 and through the remainder of the Term of Employment, the Executive continues in a level 1A position with the Company that may be either a staff or line position reporting to the CEO.  The Executive will have the authority and responsibility consistent with the position in which she will serve.  The Executive will also perform such other duties (not inconsistent with the Executive’s title) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the CEO.

2.                                       Section 2(a) of the Agreement is amended effective May 16, 2011, to increase the Executive’s current Base Salary to $800,000 from $600,000 per year.

3.                                       Section 2(b) of the Agreement is amended effective May 16, 2011, to increase the Executive’s target bonus opportunity and guaranteed minimum bonus for the 15-month period beginning October 1, 2010 and ending December 31, 2011 from $750,000 to a target bonus opportunity of $1,000,000 and a guaranteed minimum bonus of $950,000.

4.                                       The second to last sentence of Section 2(c)(i), “Award Pursuant to Leadership Performance Program”, is hereby deleted in its entirety and replaced with the following:

Subject to the approval of the Compensation Committee in the first quarter of 2012, management will propose a similar equity-based award having a grant date target value of approximately $1,500,000 under the Company’s Leadership Performance Program, or any successor plan.

5.                                       Section 3(b)(ii), “Without Cause or for Good Reason”, is hereby deleted in its entirety and replaced with the following, effective May 16, 2011:

(ii) Without Cause or for Good Reason.  This Agreement may be terminated by the Company without Cause on no less than three hundred sixty-five (365) days advance notice by the Company or by the Executive with or without Good Reason on no less than ninety (90) days, but no more than 365 days, advance notice to the Company.  The notice from either party will specify the effective date of the Executive’s employment termination (the “Termination Date”).  If terminated without Cause by the Company or for Good Reason by the Executive, the Company will pay to the Executive all accrued but unpaid Base Salary and benefits as of the date such notice of termination is delivered (the “Notice Date”), plus a pro rata bonus for the year in which the Notice Date occurs, with such bonus equal to the total value of the bonus (i.e. cash portion plus RSU portion) paid to the Executive for the year prior to the year in which the Notice Date occurs multiplied by the ratio of (x) the number of days in the period from Notice Date back to the immediately prior January 1, divided by (y) 365.  This payment will be paid as soon as possible, but no later than 30 days following the Notice Date.  In addition, if this Agreement is terminated without Cause by the Company or for Good Reason by the Executive, so long as the Executive continues to abide by the provisions of Sections 4(b), 4(c) and 6 herein, through the Termination Date the Company will (A) continue to pay to the Executive an amount equal to the Base Salary as and when it would be paid to its executives generally through the Termination Date and (B) provide the Executive welfare benefits as generally provided to executives of the Company and continue vesting of the Executive’s equity-based awards.  On the Termination Date (or upon the date of the Executive’s Separation from Service, if earlier), the Company will provide the Executive with a cash payment equal to one time the Executive’s annual Base Salary as of the Notice Date.  Furthermore, all of the Executive’s RSU’s shall fully vest upon the Termination Date (or upon the date of the Executive’s Separation from Service, if earlier), if not already vested, and all other equity-based awards (or cash equivalents, as applicable) vested as of the Notice Date shall remain vested until paid and, if such awards have not fully vested as of the Notice Date, an additional 12 months of vesting (or such shorter period if the Notice Period is less than 12 months or a shorter period is needed to fully vest the awards) shall apply.

6.                                       The remaining provisions of the Agreement shall remain in effect as originally adopted.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date set forth above.

AON CORPORATION		EXECUTIVE:

By:	/s/ Gregory J. Besio	/s/ Kristi A. Savacool
	Gregory J. Besio	Kristi Savacool

Chief Human Resources Officer		Co-Chief Executive Officer
Aon Corporation		Aon Hewitt